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                                   EXHIBIT 11

                        INTERNATIONAL URANIUM CORPORATION
              CODE OF ETHICS FOR DIRECTORS, OFFICERS AND EMPLOYEES

  Adopted effective February 12, 2004 and as amended effective August 12, 2005

1. INTRODUCTION

International Uranium Corporation, and its subsidiaries (collectively, "IUC"), is committed to conducting its business in compliance with the law and the highest ethical standards. This Code of Ethics (the "Code") summarizes the standards that must guide the actions of IUC's directors, officers and all employees.

This Code sets out written standards that are designed to deter wrongdoing and to promote:

      - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - Full, fair, accurate, timely and understandable disclosure in reports and documents that IUC files with, or submits to, applicable securities regulators and in other public communications made by IUC;

      -     Compliance with applicable governmental laws, rules and regulations;

      - The prompt internal reporting to an appropriate person or persons of violations of this Code; and

      -     Accountability for adherence to this Code.

While covering a wide range of business practices and procedures, this Code cannot and does not cover every issue that may arise, or every situation in which ethical decisions must be made, but rather sets forth key guiding principles of business conduct that IUC expects of all of its directors, officers and employees. This Code should be read in conjunction with IUC's other corporate polices and procedures, including those related to corporate disclosure, insider trading, and the protection of confidential information.

This Code is pursuant to the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and related rules of the U.S. Securities and Exchange Commission, and to National Policy 58-201 promulgated by the Canadian Securities Administrators.

2. COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

IUC is strongly committed to conducting its business affairs with honesty and integrity and in full compliance with all applicable laws, rules, and regulations. No director, officer or employee may commit an illegal or unethical act, or instruct or authorize others to do so, for any reason, in connection with any act, decision or activity that is or may appear to be related to his or her employment by or position with IUC.

3. CONFLICTS OF INTEREST

All directors, officers and employees have an obligation to act in the best interest of IUC. Any situation that presents an actual or potential conflict between a director, officer or employee's personal interests and the interests of IUC should be reported to the Chair of IUC's Audit Committee. Any director, officer or employee has a conflict of interest when his or her personal interests, relationships or activities, or those of a member of his or her immediate family, interfere or conflict, or even appear to interfere or conflict, with IUC's interests. A conflict of interest can arise when any director, officer or employee takes an action or has a personal interest that may adversely influence his or her objectivity or the exercise of sound, ethical business judgment. Conflicts of interest can also arise when any director, officer or employee, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position at IUC. No director, officer or employee should improperly benefit, directly or indirectly, from his or her status as director, officer or employee of IUC, or from any decision or action by IUC that he or she is in a position to influence. By way of example, a conflict of interest may arise if any director, officer or employee:

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      -     Has a material personal interest in a transaction or agreement involving IUC;

      - Accepts a gift, service, payment or other benefit (other than a nominal gift) from a competitor, supplier, or customer of IUC, or any entity or organization with which IUC does business or seeks or expects to do business;

      - Lends to, borrows from, or has a material interest in a competitor, supplier, or customer of IUC, or any entity or organization with which IUC does business or seeks or expects to do business (other than routine investments in publicly traded companies);

      - Knowingly competes with IUC or diverts a business opportunity from IUC;

      - Serves as an officer, director, employee, consultant, or in any management capacity, in an entity or organization with which IUC does business or seeks or expects to do business (other than routine business involving immaterial amounts, in which the director, officer or employee has no decision-making or other role);

      - Knowingly acquires, or seeks to acquire an interest in property (such as real estate, patent rights, securities, or other properties) where IUC has, or might have, an interest;

      - Has a material interest in an entity or organization with which IUC does business or seeks or expects to do business; or

      -     Participates in a venture in which IUC has expressed an interest.

Directors, officers and employees are expected to use common sense and good judgment in deciding whether a potential conflict of interest may exist.

4. INSIDER TRADING

All non-public information about IUC or its partners should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Chair of IUC's Audit Committee.

5. PROTECTION AND PROPER USE OF CORPORATE ASSETS AND OPPORTUNITIES

Directors, officers and employees owe a duty to IUC to advance its legitimate interests when the opportunity to do so arises. All directors, officers and employees should endeavor to protect IUC's assets and ensure their efficient use. Theft, carelessness and waste have a direct, negative impact on IUC's image and profitability. All of IUC's assets should only be used for legitimate business purposes.

Directors, officers and employees are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of IUC property, information or position; and (b) using IUC property, information, or position for personal gain. By way of example, the following types of activities are prohibited:

      -     Using IUC assets for other business or personal endeavors; or

      - Obtaining or seeking to obtain any personal benefit from the use or disclosure of information that is confidential or proprietary to IUC, or from the use or disclosure of confidential or proprietary information about another entity acquired as a result of or in the course of his or her employment with IUC.

6. CONFIDENTIALITY OF CORPORATE INFORMATION

Directors, officers and employees must maintain the confidentiality of information entrusted to them by IUC or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors or might be harmful to IUC or its partners and associates, if disclosed.

7. FAIR DEALING WITH IUC'S SECURITY HOLDERS, CUSTOMERS, SUPPLIERS, COMPETITORS AND EMPLOYEES

Directors, officers and employees shall deal honestly, fairly and ethically with all of IUC's security holders, customers, suppliers, competitors and employees. In all such dealings, directors, officers and employees shall comply with all laws, rules and regulations and not take any actions that would bring into question the integrity of IUC or any of its directors, officers or employees.

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8. QUALITY OF PUBLIC DISCLOSURE

IUC is committed to providing information about IUC to the public in a manner that is consistent with all applicable legal and regulatory requirements and that promotes investor confidence by facilitating fair, orderly, and efficient behavior. IUC's reports and documents filed with or submitted to securities regulators in Canada and the United States, and IUC's other public communications, must include full, fair, accurate, timely, and understandable disclosure. All directors, officers and employees who are involved in IUC's disclosure process are responsible for using their best efforts to ensure that IUC meets such requirements. Directors, officers and employees are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit material information about IUC to others, including to IUC's independent auditors.

IUC maintains all records in accordance with laws and regulations regarding retention of business records. The term "business records" covers a broad range of files, reports, business plans, receipts, policies and communications, including hard copy and electronic whether maintained at work or at home. IUC prohibits the unauthorized destruction of or tampering with any records, whether written or in electronic form, where IUC is required by law or government regulation to maintain such records or where it has reason to know of a threatened or pending government investigation or litigation relating to such records.

9. COMPLIANCE WITH THIS CODE AND REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

Directors, officers and employees are expected to comply with all of the provisions of this Code. This Code will be strictly enforced and violations will be dealt with immediately, including subjecting the director, officer or employee to corrective and/or disciplinary action, including without limitation, dismissal or removal from office. Violations of this Code that involve unlawful conduct will be reported to the appropriate authorities. Situations that may involve a violation of ethics, laws, or this Code may not always be clear and may require difficult judgment.

Directors, officers or employees who have concerns or questions about violations of laws, rules or regulations, or of this Code, should report them to the Corporate Secretary or to the Chair of IUC's Audit Committee. Following receipt of any complaints submitted hereunder, the Corporate Secretary or Chair of the Audit Committee, as the case may be, will investigate each matter so reported and report to the Audit Committee. The Audit Committee will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board of Directors. IUC encourages all directors, officers, and employees to report promptly any suspected violation of this Code to the Corporate Secretary or Chair of the Audit Committee. IUC will tolerate no retaliation for reports or complaints regarding suspected violations of this Code that were made in good faith. Open communication of issues and concerns without fear of retribution or retaliation is vital to the successful implementation of this Code. IUC will take such disciplinary or preventive action as it deems appropriate to address any violations of this Code that are brought to its attention.

10. WAIVERS AND AMENDMENTS

Any waivers from this Code that are granted for the benefit of IUC's directors or executive officers (including without limitation, IUC's Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions) shall be granted by the Audit Committee or by the Board of Directors. Any waivers for all other employees shall be granted exclusively by the Chief Executive Officer or by any other senior officer as may be designated by the Audit Committee. Amendments to or waivers of the provisions in this Code will be promptly publicly disclosed in accordance with applicable laws and regulations.

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